Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (date of earliest event reported):
May 13, 2009

NaturalNano, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

15 Schoen Place
Pittsford, New York 14534
(Address of principal executive offices)

 (585) 267-4848
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
Item 2.03.  Creation of a Direct Financial Obligation.

On May 12, 2009, NaturalNano, Inc. (“NNAN”), together with its subsidiary, NaturalNano Research, Inc. (collectively, the “Company”) entered into a 8% Senior Secured Promissory Note, with Platinum Long Term Growth IV, LLC (“Platinum”) a copy of which is filed herewith.

Pursuant to the Loan Agreement, on May 12, 2009, the Company made and delivered to Platinum an 8% Senior Secured Promissory Note Due June 30, 2009 in the amount of $15,000 (the “Platinum Note”), a copy of which is filed herewith.   The Note is secured by, among other things, (i) the continuing security interest in certain assets of the Company pursuant to the terms of March 7, 2007 Loan and Security Agreement between Platinum, Longview Special Financing, Inc. and Platinum Advisors LLC (as agent), (ii) the Pledge Agreement, as defined in the March 7, 2007 Notes, and (iii) the Patent Security Agreement dated as of March 6, 2007. This 8% Senior Secured Promissory Note bears an interest rate determined in arrears of 8% per annum, payable in cash, with all outstanding principal and interest payable in cash at maturity (June 30, 2009.)

The proceeds of this Note are for general working capital and cannot to be used to redeem or make any payment on account of any outstanding securities. The Loan Agreement contains customary terms and conditions, including provisions for events of default, remedies in circumstances of default, required notices, governing law and jurisdiction of governance. If an event of default occurs (as defined in the agreement), the annual interest rate increases to 16% until such event has been cured.

The 8% Senior Secured Promissory Note contains a provision for a mandatory prepayment upon the Company’s receipt of any funds from any source including the receipt of any payment from the State of New York or any other sources.  The outstanding principal is payable in full at the earlier of the maturity date (June 30, 2009) or earlier as defined by the mandatory prepayment provision, as described above.

Item 9.01  Exhibits.

Exhibit Number	Description

4.20	8% Senior Secured Promissory Note Due June 30, 2009, made to Platinum Long Term Growth IV, LLC on May 12, 2009 in the amount of $15000, a copy of which is filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaturalNano, Inc.

Date: May 13, 2009	/s/ James Wemett
James Wemett
Acting President and Chief Executive Officer